Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of Heritage Commerce Corp of our report dated April 3, 2015 relating to the financial statements of  Focus Business Bank and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe Horwath LLP
Sacramento, California
June 8, 2015